Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of January 1, 2023 is entered into by Abpro Corporation (the “Company”) and NEM LLC, a single member limited liability company having an address at **** (the “Consultant”) and whose principal is Mr. Eugene Chan. This Agreement supersedes the earlier Consulting Agreement dated January 15, 2020 between Mr. Eugene Chan and the Company in its entirety (the “Earlier Agreement”) and such Earlier Agreement is agreed to be void and without further effect.

INTRODUCTION

Mr. Eugene Chan has requested, and the Company has agreed, that he will provide his services to the Company via Consultant. In all other respects, the terms and conditions of this Agreement shall remain the same as under the Earlier Agreement. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform the consulting services to and for the Company specified on Schedule A to this Agreement (the “Consulting Services”). Consultant shall provide all Consulting Services through Mr. Eugene Chan.

2. Term. This Agreement shall commence on the date hereof and shall continue for a period of 12 months, unless earlier terminated by either party upon written notice to the other party (the “Consultation Period”). The Agreement shall automatically renew for an additional 12 months unless cancelled in writing by either party.

3. Compensation.

3.1 Fee. As full consideration for the Consulting Services, the Company shall pay the Consultant an annual fee of two hundred fifty thousand dollars ($250,000) per year. The Consultant shall be paid on a monthly prorated basis and eligible for an annual performance bonus of up to 50% of base and other Company incentive bonuses.

3.2 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4. Termination. With sixty days notice, either party may terminate this Agreement at any time by written notice to the other party.

5. Cooperation. The Consultant shall perform its obligations under this Agreement in a professional and diligent manner. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

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6. Proprietary information.

6.1         The Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company the Consultant may have access to and contact with Proprietary Information. The Consultant agrees that it will not, during the Consultation Period or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information.

6.2         For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any customer information, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, technology, marketing or business plan, forecast, financial information, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of its service as a consultant to the Company.

6.3         The Consultant’s obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of an officer of the Company, or (iv) is requested or legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar processes), or is required by a regulatory body, to be disclosed, provided, however, the Consultant shall provide the Company with prompt notice of these requests or requirements before making a disclosure so that the Company may seek an appropriate protective order or other appropriate remedy.

6.4         Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, projections, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company. The Consultant’s obligations under Paragraph 6 with respect to Proprietary/Information shall extend for a period of three (3) years after termination.

Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.         Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8.         Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, electronic mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9 .         Miscellaneous. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant shall not be assigned by it. If any restriction contained herein is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year set forth above.

COMPANY:

ABPRO CORPORATION

By:	/s/ Jan Chan
Name: Jan Chan
Title: CEO

Address:	68 Cummings Park Drive
Woburn MA 01801
Attention: Legal Department

CONSULTANT:

/s/ Eugene Chan
NEM LLC

Name:	Eugene Chan
Title:	Principal
Address:	1 Oak Park Drive
Bedford MA 0 1730
Email: echan@dnamedinstitute.com

Agreed and acknowledged:

/s/ Eugene Chan
Mr. Eugene Chan

SCHEDULE A

Description of Services

The Consulting Services shall include the following:

•	Serve as Board Chairman, until otherwise elected

•	Organize and weekly Strategic Science Committee for the Company

•	Chair the Scientific Advisory Board and organize meetings as necessary for the Company to review any scientific data.

•	Assist with investors and any press or media as needed

•	Work with key senior management members as needed

•	Assist with strategic planning and other matters as requested by management or the Board of Directors of the Company.

•	Total duties will be minimum 4 hours per week onsite and up to 20 hours total.